Exhibit 4.7

SECURITIES HOLDERS AGREEMENT
BY AND AMONG
NEW CENTURY TRANSPORTATION, INC.
NCT ACQUISITION LLC
AND
THE OTHER INVESTORS NAMED HEREIN
DATED AS OF JUNE 23, 2006

ARTICLE I RESTRICTIONS ON TRANSFER OF SECURITIES	2

1.1. Restrictions on Transfers of Securities	2

1.2. Legend	4

1.3. Notation	5

ARTICLE II OTHER COVENANTS AND REPRESENTATIONS	5

2.1. Financial Statements and Other Information	5

2.2. Sale of the Company	6

2.3. Tag-Along Rights	8

2.4. Preemptive Rights	10

2.5. Corporate Opportunity	11

ARTICLE III CORPORATE ACTIONS	12

3.1. Directors and Voting Agreements	12

3.2. Right to Remove Certain of the Company Directors	13

3.3. Right to Fill Certain Vacancies of Company Directors	13

3.4. Directors of Subsidiaries	13

3.5. Amendment of Certificate and Bylaws	13

3.6. Termination of Voting Agreements	13

ARTICLE IV ADDITIONAL RESTRICTIONS ON TRANSFERS OF MANAGEMENT SECURITIES HELD BY MANAGEMENT INVESTORS	14

4.1. Certain Definitions	14

4.2. Restrictions on Transfer	15

4.3. Purchase Option	16

4.4. Involuntary Transfers	19

ARTICLE V MISCELLANEOUS	19

5.1. Amendment and Modification	19

5.2. Successors and Assigns	20

5.3. Severability	20

5.4. Notices	20

5.5. Governing Law	21

5.6. Headings	21

5.7. Counterparts	21

-i-

5.8. Further Assurances	21

5.9. Termination	21

5.10. Remedies	21

5.11. Party No Longer Owning Securities	22

5.12. No Effect on Employment	22

5.13. Pronouns	22

5.14. Future Individual Investors	22

5.15. Jurisdiction and Venue	22

5.16. Waiver of Jury Trial	22

5.17. Entire Agreement	22

5.18. Access to Certain Information	23

ARTICLE VI DEFINITIONS	23

6.1. Definitions	23

EXHIBITS

Exhibit A Joinder Agreement

SCHEDULES

Schedule I Investors and Securities

-ii-

DEFINED TERMS

Adjusted Cost Price	17
Affiliate	23
Agreement	1
Approved Sale	23
Cause	14
Class A Common Stock	1
Company	1, 28
Company Board	6
Company Debt Instrument	23
Deferral Event	18
Deferral Period	18
Designated Purchaser	16
Escrow Amount	9
Escrow Notice	9
Fair Market Value Price	17
Funds	12
Good Reason	14
Holders	8
Investor	1
Investors	1
Joinder	1, 28
Management Directors	13
Management Investors	1
Management Securities	15
Option Purchase Closing	16
Option Purchase Price	17
Option Termination Date	16
Options	1
Participating Holder	8
Participating Pro Rata Share	8
Person	23
Preemptive Notice	10
Preemptive Reply	10
Pro Rata Share	8
Proffered Valuation	17
Public Offering	23
Purchase Number	17
Purchase Option	16
Qualified Investors	10
Registration Rights Agreement	23
Required Holders	24
Sale Notice	11
Sale of the Company	24
Securities	1

-iii-

Securities Act	2
Securities Holders Agreement	28
Seller	8
Seller’s Notice	8
Sold Shares	11
Special Registration Statement	24
Special Stock Agreement	24
Sponsor	1
Sponsor Affiliates	3
Sponsor Associates	3
Sponsor Directors	13
Sponsor Group	11
Sponsor Partner	3
Stock Purchase Agreement	1
Subsidiaries	24
Tag-Along Notice	8
Termination Date	16
Transfer	2
Transfer Date	19
Unit Offering	24

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SECURITIES HOLDERS AGREEMENT
          THIS IS A SECURITIES HOLDERS AGREEMENT, dated as of June 23, 2006 (the “Agreement”), by and among New Century Transportation, Inc., a Delaware corporation (the “Company”), NCT Acquisition LLC, a Delaware limited liability corporation (the “Sponsor”), and the individuals designated as Investors on the signature pages hereto (the “Management Investors ”). The Sponsor and each of the Management Investors and any other investor in the Company who hereafter becomes a party to or agrees to be bound by this Agreement hereunder (pursuant to the joinder to this Agreement (the “Joinder”) in the form attached hereto as Exhibit A) are sometimes referred to herein individually as an “Investor” and collectively as the “Investors”.
Background
          A. This Agreement is being entered into in connection with the consummation of the transactions contemplated by the Stock Purchase and Redemption Agreement, dated as of June 15, 2006 (the “Stock Purchase Agreement”), by and among the Company, the Sponsor as the Buyer, and the Management Investors as Sellers.
          B. After giving effect to the consummation of the transactions contemplated by the Stock Purchase Agreement, each of the Investors is the owner of (i) the number of shares of Company common stock, par value $.01 per share (the “Common Stock”) and (ii) the options to purchase the number of shares of Common Stock (the “Options”), in each case as set forth opposite such Investor’s name on Schedule I hereto.
          C. The Investors and the Company wish to set forth herein certain agreements regarding their future relationships and their rights and obligations with respect to Securities of the Company.
          D. As used herein, the term “Securities” shall mean Common Stock, and any other shares of capital stock of the Company, and any securities convertible into or exchangeable for such capital stock, the Options and any other options hereafter issued to Investors, warrants or other rights to acquire such capital stock or securities, now or hereafter held by any party hereto, including all other securities of the Company (or a successor to the Company) received on account of ownership of Common Stock or Options, including all securities issued in connection with any merger, consolidation, stock dividend, stock distribution, stock split, reverse stock split, stock combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof.

Terms
          In consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
RESTRICTIONS ON TRANSFER OF SECURITIES
     1.1. Restrictions on Transfers of Securities. The following restrictions on Transfer (as defined in Section 1.1(a) below) shall apply to all Securities owned by any Investor or Permitted Transferee (as defined in Section 1.1(b) below), except a Permitted Transferee by virtue of Section 1.1(b)(iv) hereof:
          (a) Except as otherwise provided in Section 4.2 below, no Investor or Permitted Transferee other than the Sponsor shall Transfer (other than in connection with a redemption or purchase by the Company) any Securities unless (i) such Transfer is to a Person approved in advance in writing by the Required Holders and (ii) such Transfer complies with the provisions of this Section 1.1, Article II hereof, and, in addition, in the case of Management Securities (as defined in Section 4.1(a)), Article IV of this Agreement. Additionally, except as otherwise specifically provided in this Section 1.1, no Transfer by any Investor otherwise permitted herein shall be valid to a transferee unless such transferee executes and delivers a Joinder, which states that such Person agrees to be fully bound by this Agreement as if it were an Investor (or if the transferor was a Management Investor, a Management Investor) hereunder. Any purported Transfer in violation of this Agreement shall be null and void and of no force and effect, and the purported transferee shall have no rights or privileges in or with respect to the Company. As used herein, “Transfer” includes the making of any sale, exchange, assignment, hypothecation, gift, security interest, pledge or other encumbrance, or any contract therefor, any voting trust or other agreement or arrangement with respect to the transfer or grant of voting rights (except for the voting agreement set forth in Article III hereof) or any other beneficial interest in any of the Securities, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to such Securities.
               Prior to any proposed Transfer of any Securities, the holder thereof shall give written notice to the Company describing the manner and circumstances of the proposed Transfer, together with, if requested by the Company, a written opinion of legal counsel, addressed to the Company and the transfer agent for the Company’s equity securities, if other than the Company, and reasonably satisfactory in form and substance to the Company, to the effect that the proposed Transfer of the Securities may be effected without registration under the Securities Act of 1933, as amended (the “Securities Act”). Each certificate evidencing the Securities transferred shall bear the legends set forth in Section 1.2(a) hereof, except that such certificate shall not bear the legend contained in the first paragraph of Section 1.2(a) hereof if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provision of the Securities Act.

               Nothing in this Section 1.1(a) shall prevent the Transfer, free of any restrictions under this Agreement, of Securities by an Investor or a Permitted Transferee to one or more of its Permitted Transferees or to the Company; provided, however, that each such Permitted Transferee (except a Permitted Transferee by virtue of Section 1.1(b)(iv) hereof) shall take such Securities subject to and be fully bound by the terms of this Agreement applicable to it with the same effect as if it were an Investor (or if the transferor was a Management Investor, a Management Investor) hereunder; and provided further, however, that (i) no Person (other than a Permitted Transferee by virtue of Section 1.1(b)(iv) hereof) shall be a Permitted Transferee unless such transferee executes and delivers a Joinder, which states that such Person agrees to be fully bound by this Agreement as if it were an Investor (or if the transferor was a Management Investor, a Management Investor) hereunder, and (ii) no Transfer shall be effected except in compliance with the registration requirements of the Securities Act and any applicable state securities laws or pursuant to an available exemption therefrom.
          (b) As used herein, “Permitted Transferee” shall mean:
               (i) in the case of any Investor or Permitted Transferee who is a natural person, such person’s spouse or children or grandchildren (in each case, natural or adopted), or any trust for the sole benefit of such person, such person’s spouse or children or grandchildren (in each case, natural or adopted), or any corporation, partnership or limited liability company in which the direct and beneficial owner of all of the equity interests is such individual person or such person’s spouse or children or grandchildren (in each case, natural or adopted);
               (ii) in the case of any Investor or Permitted Transferee who is a natural person, the heirs, executors, administrators or personal representatives upon the death of such person or upon the incompetency or disability of such person for purposes of the protection and management of such person’s assets;
               (iii) in the case of the Sponsor, (I) any general partner or managing member of the Sponsor (a “Sponsor Partner”) and any corporation, partnership or other entity that is an Affiliate (as hereinafter defined) of the Sponsor or a Sponsor Partner (collectively, “Sponsor Affiliates”), (II) any present or former managing director, director, general partner, limited partner, officer or employee of the Sponsor, any Sponsor Partner or any Sponsor Affiliate, or any spouse or lineal descendant (natural or adopted), sibling or parent of any of the foregoing persons in this clause (II) or any heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (II) (provided that no Sponsor Affiliate that becomes such an entity primarily for the purpose of effecting a transfer of Securities shall be considered a Permitted Transferee) (collectively, “Sponsor Associates”), and (III) any trust, the beneficiaries of which, or any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general and limited partners of which, include only the Sponsor, Sponsor Partners, Sponsor Affiliates, or Sponsor Associates;
               (iv) in the case of any Investor or Permitted Transferee, any Person if such Person takes such Securities pursuant to a sale in connection with a Public Offering or following a Public Offering in open market transactions or under Rule 144 under the Securities Act.
     1.2. Legend. (a) All Securities. Any certificates representing Securities shall bear the following legend (in addition to any other legend required under applicable law):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF A SECURITIES HOLDERS AGREEMENT BY AND AMONG THE COMPANY AND THE HOLDERS SPECIFIED THEREIN, AS AMENDED FROM TIME TO TIME (THE “SECURITIES HOLDERS AGREEMENT”), A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF THE SECURITIES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT AND THE SECURITIES ARE TRANSFERABLE OR OTHERWISE DISPOSABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH.
          (b) Management Securities. In addition to the legends required by Section 1.2(a) above, the following legend shall appear on certificates representing Management Securities (as defined in Section 4.1 hereof); provided, however, that the Company’s failure to cause certificates representing Management Securities to bear such legend shall not affect the Company’s Purchase Option described in Section 4.3:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A PURCHASE OPTION OF THE COMPANY APPLICABLE TO “MANAGEMENT SECURITIES” AS DESCRIBED IN THE SECURITIES HOLDERS AGREEMENT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

     1.3. Notation. A notation will be made in the appropriate transfer records of the Company with respect to the restrictions on transfer of the Securities referred to in this Agreement.
ARTICLE II
OTHER COVENANTS AND REPRESENTATIONS
     2.1. Financial Statements and Other Information. (a) The Company shall deliver (or cause to be delivered) to the Sponsor (so long as the Sponsor or its Permitted Transferees (other than Permitted Transferees pursuant to Section 1.1(b)(iv)) own any Securities) and the Sellers’ Representative (as defined in the Stock Purchase Agreement) (so long as all Management Investors and their Permitted Transferees (other than Permitted Transferees pursuant to Section 1.1(b)(iv)) collectively own more than five percent (5%) of the outstanding Securities):
               (i) as soon as available and in any event within 20 days after the end of each calendar month, consolidated balance sheets of the Company and its Subsidiaries as of the end of such calendar month, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the calendar month then ended, shown in comparison to the budgeted amounts for the same period and the same monthly period from the prior fiscal year, prepared in conformity with United States generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, and subject to the absence of notes and to year-end adjustments;
               (ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended, shown in comparison to the budgeted amounts for the same period and the same quarterly period from the prior fiscal year, prepared in conformity with United States generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, and subject to the absence of notes and to year-end adjustments;
               (iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated and consolidating statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with United States generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;
               (iv) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as such reports are generally available, together with any other documents the Company are required to deliver to the holders of any such indebtedness;

               (v) prior to the beginning of each fiscal year, an annual budget which has been approved by the Board of Directors of the Company (the “Company Board”), prepared on a month by month basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flow), and promptly upon preparation thereof any other significant budgets prepared by the Company, and any revisions of such annual or other budgets; and
               (vi) such other documents, reports, financial data and other information as the Sponsor may reasonably request.
          (b) Inspection and Access. The Company and its Subsidiaries shall provide to the Sponsor (so long as it or its Permitted Transferees (other than Permitted Transferees pursuant to Section 1.1(b)(iv)) own any Securities) and the Sellers’ Representative (so long as all Management Investors and their Permitted Transferees (other than Permitted Transferees pursuant to Section 1.1(b)(iv)) collectively own more than five percent (5%) of the outstanding Securities) true and correct copies of all quarterly and annual financial reports of the Company and its Subsidiaries and budgets prepared by or on behalf of the Company and its Subsidiaries, and such other documents, reports, financial data and other information as such party may reasonably request. The Company shall permit any authorized representatives designated by each such party to visit and inspect any of the properties of the Company and its Subsidiaries, including its and their books of account (and to make copies and take extracts therefrom), and to discuss its and their affairs, finances and accounts with its and their officers and their current and prior independent public accountants (and by this provision the Company authorizes such accountants to discuss with such representatives the affairs, finances and accounts of the Company and its Subsidiaries, whether or not a representative of the Company is present), all at such reasonable times and as often as such party may reasonably request.
          (c) This Section 2.1 shall terminate on the date the Company consummates a Public Offering.
     2.2. Sale of the Company.
          (a) So long as the Company has not consummated a Public Offering, in the event of, and in connection with, an Approved Sale, (i) each Investor and Permitted Transferee will consent to, vote for and raise no objections against, and waive dissenters and appraisal rights (if any) with respect to, the Approved Sale, (ii) if the Approved Sale is structured as a sale of stock, each Investor and Permitted Transferee will agree to sell and will have the right to sell all or a pro rata portion of such Investor’s or Permitted Transferee’s Common Stock on the terms and conditions set forth in the Approved Sale, and (iii) if the Approved Sale includes the sale, exchange, redemption, cancellation or other disposition of securities convertible into or exchangeable for capital stock of the Company, or options, warrants or other rights to purchase such capital stock or securities, each Investor or Permitted Transferee will sell, exchange, redeem, agree to cancel or otherwise dispose of such securities or options, warrants or other rights on the terms and conditions set forth in the Approved Sale. Each Investor and Permitted Transferee will take all necessary and desirable actions in connection with the consummation of an Approved Sale, including, without limitation, executing the applicable purchase agreement and joining in any indemnification in connection with the Approved Sale; provided, that (i) indemnification with respect to obligations that relate specifically to a particular Investor or Permitted Transferee such as indemnification with respect to representations and warranties given by an Investor or Permitted Transferee regarding such Investor’s or Permitted Transferee’s title to or ownership of Securities shall be the sole responsibility of such Investor or Permitted Transferee, (ii) indemnification with respect to other obligations and representations shall be on a pro rata basis (based on the proportion of the total consideration received by all Investors and Permitted Transferees) and (iii) no Investor or Permitted Transferee will be required to agree to any liability under any indemnification obligation in connection with an Approved Sale in excess of the consideration received by such Investor or Permitted Transferee in such Approved Sale. In the case of indemnification for the matters contemplated to be shared on a pro rata basis as described above, each Investor and Permitted Transferee required to make indemnification payments in connection with any Approved Sale shall have a right to recover from the other Investors and Permitted Transferees to the extent that the amount required to be paid by such Investor or Permitted Transferee was disproportionate to the proportion of the total consideration received by all Investors and Permitted Transferees, compared to the consideration actually received by such Investor or Permitted Transferee.
          (b) The obligations of each of the Investors and Permitted Transferees with respect to an Approved Sale are subject to the satisfaction of the conditions that: (i) upon the consummation of the Approved Sale, all of the Investors and Permitted Transferees holding Common Stock will receive the same form and amount of consideration per share of Common Stock, or if any holder of Common Stock is given an option as to the form and amount of consideration to be received in respect of Common Stock, all Investors and Permitted Transferees holding Common Stock will be given the same option and (ii) in the case of a holder of any securities referred to in clause (iii) of paragraph (a) above, (A) (I) in the event such Securities are vested or by their terms become vested because of such Approved Sale, the holder shall receive in such Approved Sale, unless otherwise provided in the terms of any agreement or instrument governing or evidencing such security, either (x) the same securities or other property that such holder would have received if such holder had converted, exchanged or exercised such security immediately prior to such Approved Sale (after taking into account the conversion, exchange or exercise price applying to such Security and any applicable tax obligations of the holder in connection with such conversion, exchange or exercise) or (y) a security convertible or exchangeable for, or option, warrant or right to purchase, capital stock or other securities of a successor entity having substantially equivalent value, or (II) in the case where such securities are not vested, unless otherwise provided in the terms of any agreement or instrument governing or evidencing such security, such securities shall be cancelled, or (B) such securities shall remain outstanding following such Approved Sale.
          (c) Each Investor and Permitted Transferee acknowledges that its or his or her pro rata share (based upon the number of shares of Common Stock owned (or acquirable pursuant to options, warrants or other rights to purchase Common Stock, or securities convertible into or exchangeable for Common Stock) by such holder) of the aggregate proceeds of an Approved Sale may be reduced by his or her pro rata share of transaction expenses related to such Approved Sale.

     2.3. Tag-Along Rights.
          (a) (i) Except as otherwise provided in Section 2.3(a)(iii) below, no “Seller” (as hereinafter defined) shall sell any shares of Common Stock in any transaction or series of related transactions unless all “Holders” (as hereinafter defined) are offered an equal opportunity to participate in such transaction or transactions (on identical terms as the Seller including amount and type of consideration paid) on a pro rata basis based on the number of shares of Common Stock then owned by such Holder, calculated on a fully diluted basis. For the avoidance of doubt, such participation on a pro rata basis shall mean that such Holder shall be entitled to sell the number of shares of Common Stock proposed to be sold by the Seller, multiplied by a fraction, the numerator of which equals the number of shares of Common Stock then owned by such Holder, calculated on a fully diluted basis, and the denominator of which equals the total number of outstanding shares of Common Stock calculated on a fully diluted basis (such calculation for each Holder resulting in such Holder’s “Pro Rata Share”). For purposes of calculating ownership of Common Stock “on a fully diluted basis”, Options that are not “in the money” shall not be counted. If any Holder elects not to sell all or any portion of its Pro Rata Share, then each other Holder (each such Holder, a “Participating Holder”) may increase the number of shares of Common Stock and Additional Stock sold by it by up to its Pro Rata Share of the number of shares each Holder elects not to include pursuant to the terms hereof (such calculation for each Participating Holder resulting in such Participating Holder’s “Participating Pro Rata Share”); provided, however, that if any Participating Holder elects not to sell all or any portion of its Participating Pro Rata Share, then the Seller may increase the number of shares sold by it by the number of shares any such Participating Holder elects not to include pursuant to the terms hereof. As used in this Section 2.3, a “Seller” shall mean the Sponsor or any of its Permitted Transferees (other than Permitted Transferees by virtue of Section 1.1 (b)(iv)); “Holders” shall mean any Investor or any of their Permitted Transferees (other than a Seller or a Permitted Transferee by virtue of Section 1.1(b)(iv)).
               (ii) Prior to any sale of shares of Common Stock subject to these provisions, the Seller shall notify the Company in writing of the proposed sale. Such notice (the “Seller’s Notice”) shall set forth: (A) the number of shares of Common Stock subject to the proposed sale, (B) the name and address of the proposed purchaser and (C) the proposed amount of consideration and terms and conditions of payment offered by such proposed purchaser. The Company shall promptly, and in any event within 30 days of the Company’s receipt of the Seller’s Notice, deliver or cause to be delivered the Seller’s Notice to each Holder. A Holder may exercise the tag-along right by delivery of a written notice (the “Tag-Along Notice”) to the Seller within 20 days of the date the Company delivered or caused to be delivered the Seller’s Notice. The Tag-Along Notice shall state the number of shares of Common Stock that the Holder proposes to include in the proposed sale, up to the maximum pro rata share described above. If a Holder entitled to participate therein delivers a Tag-Along Notice, such holder shall be obligated to sell that number of shares of Common Stock specified in the Tag-Along Notice upon the same terms and conditions as those under which the Seller is selling, conditioned upon and contemporaneously with completion of the Seller’s sale of its shares of Common Stock. If no Tag-Along Notice is received during the 20-day period referred to above, the Seller shall have the right for a 120-day period to effect the proposed sale of shares of Common Stock on terms and conditions no more favorable to the Seller than those stated in the Seller’s Notice and in accordance with the provisions of this Section 2.3.
               (iii) Notwithstanding anything herein to the contrary, a Seller may make any of the following Transfers without offering the Holders the opportunity to participate: (A) Transfers by a Seller to any Permitted Transferee, provided that the proposed Permitted Transferee (except a Permitted Transferee by virtue of Section 1.1(b)(iv) hereof) agrees in writing to be bound by the provisions of this Agreement; (B) sales pursuant to an effective registration statement under the Securities Act; (C) subject to compliance with Section 2.2 above, sales in connection with an Approved Sale.
               (iv) Each Investor acknowledges for itself and its transferees that Sponsor may grant in the future tag-along rights relating to shares of Common Stock to other holders of Common Stock and such holders will (A) have the same opportunity to participate in sales by Sponsor as provided to the parties hereto, and (B) be included in the calculation of the pro rata basis upon which Holders may participate in a sale.
               (v) Each of the parties hereto acknowledges that the Company (A) may issue Securities to Persons in the future and (B) may adopt an incentive compensation plan pursuant to which employees of the Company or its Subsidiaries or other Persons may be granted, subject to the terms of such plan, options to purchase Common Stock or other Securities, and that such Persons or participants may become subject to this Agreement and may be “Holders” for purposes of this Section 2.3.
               (vi) The tag-along obligations of the Sellers provided under this Section 2.3 shall terminate upon the earlier of (A) the consummation of a Public Offering or (B) as to Sponsor, the day after the date on which Sponsor and its Permitted Transferees and Affiliates own in the aggregate less than 5% of the outstanding Common Stock. Upon the termination of such obligations, the rights of Holders with respect thereto shall also terminate.
               (vii) Notwithstanding the requirements of this Section 2.3, a Seller may sell shares of Common Stock at any time without complying with the requirements of the above provisions of this Section 2.3 so long as the Seller deposits into escrow with an independent third party at the time of the sale that amount of the consideration received in the sale equal to the Escrow Amount. The “Escrow Amount” shall equal the amount of consideration as all the Holders would have been entitled to receive if they had the opportunity to participate in the sale on a pro rata basis, determined as if each Holder (A) delivered a Tag-Along Notice to the Seller in the time period set forth in Section 2.3(a)(ii) and (B) proposed to include all of its Securities which it would have been entitled to include in the sale. No later than the date of the sale, the Seller shall notify the Company in writing of the proposed sale. Such notice (the “Escrow Notice”) shall set forth the information required in the Seller’s Notice, and in addition, such notice shall state the name of the escrow agent and the account number of the escrow account. The Company shall promptly, and in any event within 10 days, deliver or cause to be delivered the Escrow Notice to each Holder. A Holder may exercise the tag-along right described in this clause (viii) by delivery to the Seller, within 20 days of the date the Company delivered or caused to be delivered the Escrow Notice to such Holder, of (I) a written notice specifying the number of shares of Common Stock it proposes to sell, and (II) the certificates representing such shares of Common Stock, with transfer powers duly endorsed in blank. Promptly after the expiration of the 20th day after the Company has delivered or caused to be delivered the Escrow Notice to such Holder, (x) the Seller shall purchase that number of shares of Common Stock as Seller would have been required to include in the sale had Seller complied with the provisions of Section 2.3(a)(ii), (y) the Company shall cause to be released from the escrow to the Holder from whom the Seller purchases shares of Common Stock pursuant to clause (x) of this paragraph the applicable amount of consideration due to such Holder together with any interest thereon, and (z) all remaining funds and other consideration held in escrow shall be released to the Seller. If the Seller received consideration other than cash in the sale, the Seller shall purchase the shares of Common Stock tendered by paying to the Holders cash and non-cash consideration in the same proportion as received by the Seller in the sale.
     2.4. Preemptive Rights. (a) Except for the issuance of Securities by the Company (i) pursuant to a Public Offering, (ii) as consideration for the acquisition of all or any substantial portion of the assets or all or any portion of the capital stock of any Person or that are otherwise issued in connection with any merger or other business combination that is approved by the Company Board, (iii) in any transaction in respect of a Security that is available to all holders of such Common Stock on a pro rata basis, (iv) pursuant to a Company incentive compensation plan or other management stock option plan, (v) to any employee or director of the Company or any of its Subsidiaries for compensatory purposes, (vi) to any debt financing sources of the Company or any of its Subsidiaries in connection with a so-called “equity-kicker” so long as such debt financing is approved by the Company Board, (vii) as a dividend on the outstanding Common Stock, or (viii) with respect to which the Sponsor shall have waived its rights to purchase any Securities pursuant to this Section 2.4, if, so long as the Company has not consummated a Public Offering, the Company sells any Securities, the Company will offer to sell to each of the Qualified Investors (as defined below) a pro rata portion of the number of such Securities issued equal to the percentage determined by dividing (x) the number of shares of Common Stock held by such Qualified Investor, by (y) the number of shares of Common Stock of the Company then outstanding. Each Qualified Investor will be entitled to purchase all or part of such Securities at the same price and on the same terms as such Securities are sold by the Company pursuant to this Section 2.4. As used in this Section 2.4, “Qualified Investors” means the Sponsor as well as any Management Investor that owns more than 1% of the outstanding Common Stock of the Company.
          (b) The Company will cause to be given to each of the Qualified Investors a written notice setting forth the terms and conditions upon which such Qualified Investor may purchase Securities from the Company pursuant to this Section 2.4 (the “Preemptive Notice”). After receiving a Preemptive Notice, a Qualified Investor may agree to purchase the Securities offered to such Qualified Investor by the Company pursuant to this Section 2.4, on the date specified by the Company in the Preemptive Notice (which date shall not be less than 20 days from receipt thereof), by delivery of a written notice to the Company within 15 days of the date the Company delivered or caused to be delivered the Preemptive Notice to the Qualified Investor (the “Preemptive Reply”).

          (c) Notwithstanding the foregoing, the Company may offer and sell Securities without first offering such Securities to any Qualified Investor or otherwise complying with the procedures of this Section 2.4 (such Securities that were so sold being the “Sold Shares”), so long as each Qualified Investor receives prompt written notice (a “Sale Notice”) of the consummation of the sale of such Sold Shares and thereafter is given the opportunity in accordance with this paragraph (c) to purchase a number of Securities equal to (x)(A) the number of such Sold Shares issued by the Company divided by (B) one (1) minus the fraction described in clause (y) of this sentence, multiplied by (y) a fraction, the numerator of which is the number of shares of Common Stock owned by such Qualified Investor immediately prior to the issuance of such Sold Shares and the denominator of which is equal to the total number of shares of Common Stock outstanding on a fully diluted basis (i.e., after given effect to the exercise or conversion of all outstanding securities or rights exercisable for or convertible into shares of Common Stock) immediately prior to the issuance of such Sold Shares, on the same terms and conditions as the sale of the Sold Shares. A Qualified Investor may exercise its right to purchase such number of Securities by delivering written notice of its election to purchase such Securities to the Company within 20 days after receipt of such Sale Notice, and failure to deliver such notice within such 20-day period shall constitute a waiver of such right. A delivery of such notice by a Qualified Investor before the expiration of such 20-day period (which notice shall specify the quantity of Securities requested to be purchased by such Qualified Investor) shall constitute a binding agreement of such Qualified Investor to purchase, at the price and on the terms and conditions specified in the Sale Notice, the quantity of Securities specified in such notice.
     2.5. Corporate Opportunity.
          (a) The Investors hereby acknowledge that the interest of the Sponsor and Sponsor Affiliates or representatives (including any directors of the Company designated by such Persons) (the “Sponsor Group”) is that of an investor providing capital for the Company in accordance with the terms hereof, and the very nature of the business of each of the Sponsor Group is to provide capital and financing in a wide variety of forms to, and to make investments with respect to, a vast and expanding number of diverse Persons, businesses and enterprises. Accordingly, the Investors hereby agree that each of the Sponsor Group may engage, provide financing, invest or possess an interest in other businesses and enterprises of any kind, nature or description, independently or with others, whether (i) such ventures are competitive with the Company or any Subsidiary or (ii) the operations or property of such businesses or enterprises are transacted or located in the vicinity of or adjacent to the Company or any Subsidiary, or any area in which the Company or any Subsidiary engages in business, and, to the extent permitted by applicable law, each of the Sponsor Group shall not have any duties or responsibilities to the Company that they might otherwise have under applicable law. The fact that any of the Sponsor Group may take advantage of such opportunities and not offer such opportunities, or disclose information pertaining thereto, to the Company, any Subsidiary or any other Investor, shall not subject any of the Sponsor Group to liability to the Company, any Subsidiary or any other Investor whatsoever. Neither the Company, any Subsidiary nor any Investor shall have any right by virtue of this Agreement, or the relationship created hereby, in or to such ventures, investments or other opportunities, or to the income or profits derived therefrom by any of the Sponsor Group, and the pursuit of, and nondisclosure of information to the Company or any

Subsidiary pertaining to, such ventures, investments or other opportunities even though competitive with the business of the Company, shall not be deemed wrongful or improper or in violation of this Agreement or any rights of the Company, any Subsidiary or any other Investor under any applicable law, it being understood that, to the fullest extent permitted by any applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Sponsor or any Sponsor Affiliates or representatives (including any directors of the Company designated by such Persons).
          (b) Notwithstanding Section 2.5(a), from the date of this Agreement until the earliest of (i) five (5) years after the date hereof, (ii) the occurrence of an Approved Sale, (iii) the occurrence of a Public Offering; (iv) the date on which the Sponsor no longer holds a majority of the outstanding shares of Common Stock and (v) the date on which any Seller (as defined therein) under the Special Stock Agreement has a Covered Termination (as defined therein), neither Jefferies Capital Partners IV L.P., Jefferies Employee Partners IV L.P. nor Jefferies Partners IV LLC (the “Funds”) shall acquire a majority of the equity ownership interests in any entity that primarily engages in the regional, interregional, national or dedicated truckload or less-than-truckload service in North America and directly competes with the Company, unless in the reasonable judgment of the Funds, such entity is not a strategic fit with the Company, including without limitation because such entity:
               (i) is not geographically compatible with the Company; or
               (ii) has a business model and/or plan that is incompatible with the Company’s business model and/or plan; or
               (iii) is comprised of managers whose management style is incompatible with the management style of the Company’s officers; or
               (iv) is not seeking to be acquired by a strategic acquiror.
ARTICLE III
CORPORATE ACTIONS
     3.1. Directors and Voting Agreements.
          (a) Each Investor and Permitted Transferee agrees that it will take, at any time and from time to time, all action necessary (including voting the Common Stock entitled to vote owned by him, her or it; calling special meetings of stockholders; and executing and delivering written consents) to ensure that (i) the authorized number of directors on the Company Board will be such number as determined by the Sponsor but in no event more than seven (7) members and (ii) the Company Board will be comprised of the following Persons: (1) so long as the Management Investors and their Permitted Transferees collectively own more than five percent (5%) (calculated on a fully-diluted basis, and reflecting any “Restricted Stock” (as such term is defined in the Company 2006 Stock Incentive Plan) granted (whether or not vested) to the Management Investors and their Permitted Transferees) of all issued and outstanding Common Stock, two directors will be designated by the holders of a majority of the Common Stock held by all Management Investors (the “Management Directors”) and (2) the balance of the directors will be such Persons as designated by the Sponsor (the “Sponsor Directors”). The Company Board will initially be comprised of the following five (5) Persons: Muhlschlegel, Brian Fitzpatrick, Brian Friedman, Jim Dowling and Seth Wilson.
          (b) Each Investor and Permitted Transferee agrees to take all necessary action to cause the composition of the directors to remain in accordance with Section 3.1(a) hereof (including, without limitation, voting or causing to vote or acting by written consent with respect to, all shares of Common Stock entitled to vote thereon or any other voting capital stock of the Company now or hereafter owned or held by such Investor or Permitted Transferee in favor of such Persons) and to act itself (if a member of the Company Board) or cause its designee (if any) on the Company Board to vote or act by written consent to cause the directors to be in accordance with Section 3.1(a) hereof.
     3.2. Right to Remove Certain of the Company Directors. Each of the Sponsor and the Management Investors may request that any director subject to designation by it be removed (with or without cause) by written notice to the other Investors, and, in any such event, each Investor and Permitted Transferee promptly either shall consent in writing, or shall vote or cause to be voted all shares of Common Stock entitled to vote thereon now or hereafter owned or controlled by it, for the removal of such person as a director.
     3.3. Right to Fill Certain Vacancies of Company Directors. In the event that a vacancy is created on the Company Board at any time by the death, disability, retirement, resignation or removal (with or without cause) of a Management Director or Sponsor Director, or if otherwise there shall exist or occur any vacancy on the Company Board, such vacancy shall not be filled by the remaining members of the Company Board, but rather each Investor and Permitted Transferee hereby agrees promptly either to consent in writing, or to vote or cause to be voted all shares of Common Stock entitled to vote thereon or any other voting capital stock of the Company now or hereafter owned or controlled by it, to elect that individual designated to fill such vacancy and serve as a director as shall be designated by the Investor(s) then entitled to designate such director in accordance with the designation rights set forth in Section 3.1 hereof.
     3.4. Directors of Subsidiaries. If requested by the Sponsor (so long as the Sponsor, together with its respective Affiliates or Permitted Transferees, owns not less than 5% of the outstanding Common Stock), the Company shall cause the Board of Directors of any Subsidiary to be identical to the Company Board.
     3.5. Amendment of Certificate and Bylaws. Each Investor and Permitted Transferee agrees that it shall not consent in writing or vote or cause to be voted any shares of Common Stock now or hereafter owned or controlled by it in favor of any amendment, repeal, modification, alteration or rescission of, or the adoption of any provision in the Company’s Amended and Restated Certificate of Incorporation or Bylaws inconsistent with Article III of this Agreement unless (i) the Required Holders and (ii) the Management Investors holding a majority of the Common Stock held by all Management Investors consent in writing thereto.
     3.6. Termination of Voting Agreements. If not earlier terminated under Section 3.1, the voting agreements in Sections 3.1, 3.2, 3.3, 3.4 and 3.5 hereof shall terminate on the date the

Company consummates a Public Offering (if requested by the underwriter with respect to such offering).
ARTICLE IV
ADDITIONAL RESTRICTIONS ON TRANSFERS OF
MANAGEMENT SECURITIES HELD BY MANAGEMENT INVESTORS
     4.1. Certain Definitions. The terms defined below shall have the following meanings when used in this Article IV:
          (a) “Cause”, when used in connection with the termination of a Management Investor’s employment with the Company or one of its Subsidiaries, means (i) an indictment of such Management Investor in connection with a crime involving moral turpitude or any felony, which materially adversely affects the Company or the ability of such Management Investor to satisfy all of his duties to the Company (including pursuant to any employment agreement with the Company); (ii) a conviction of, or a pleading of no-contest by, such Management Investor in connection with any felony; (iii) such Management Investor’s dishonesty, fraud, unethical or illegal act, misappropriation or embezzlement which does (or would reasonably be likely to) materially damage the Company’s reputation or the Company; (iv) material breach of such Management Investor’s fiduciary duties to the Company, and such Management Investor has failed to cure such breach within twenty (20) days after written request by the Company Board to do so; (v) such Management Investor’s material failure to perform his job duties hereunder, and such Management Investor has failed to cure such failure to perform within twenty (20) days after written request by the Company Board to do so; (vi) willful or deliberate material violations of such Management Investor’s obligations to the Company, and such Management Investor has failed to cure such violation(s) within twenty (20) days after written request by the Company Board to do so; (vii) material breach of any of the terms or conditions of any employment agreement with the Company, and such Management Investor has failed to cure such breach within twenty (20) days after written request by the Company Board to do so; or (viii) “cause” as defined in any employment agreement with the Company.
          (b) “Good Reason “, when used with reference to a termination by a Management Investor of his or her employment with the Company, means (i) a material diminution of such Management Investor’s employment responsibilities or other responsibilities to the Company pursuant to any employment agreement with the Company; (ii) a decrease in such Management Investor’s base salary; (iii) relocation of such Management Investor’s principal place of employment by more than 10 miles from its current location; or (iv) any material violation by the Company of any employment agreement with such Management Investor; provided that, with respect to (i), (ii) and (iv), the Management Investor must have given a written notice to the Company Board setting forth the specific nature of the alleged material diminution, decrease or material violation within twenty (20) days of such alleged material diminution, decrease or material violation, and the Company must have not cured such alleged material diminution, decrease or material violation within twenty (20) days following receipt of such written notice by such Management Investor to the Company.

          (c) “Management Securities “ means the shares of Common Stock, Options or other Securities now or hereafter owned by a Management Investor, and all other securities of the Company (or a successor to the Company) received on account of ownership of the Management Securities, including any and all securities issued in connection with any merger, consolidation, stock dividend, stock distribution, stock split, reverse stock split, stock combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof.
     4.2. Restrictions on Transfer. In addition to the restrictions imposed by Section 1.1 hereof, and notwithstanding anything to the contrary contained herein, none of the Management Investors (it being understood that, any reference to a Management Investor in this Article IV as a holder of Management Securities shall also include such Management Investor’s heirs, executors, administrators, transferees, successors and assigns, as the case may be) shall effect a Transfer of any Management Securities other than (a) pursuant to Section 2.2 hereof in connection with an Approved Sale or Section 2.3 hereof, (b) pursuant to Section 4.3 hereof in connection with an exercise of the Purchase Option (as such term is hereinafter defined), (c) with the consent of the Company (as evidenced by a resolution duly adopted by at least a majority of the non-employee members of the Company Board), (d) to a Permitted Transferee of such Management Investor in question or (e) in connection with a Public Offering in which such Management Investor is permitted to participate. In exercising the consent and approval provided for in clause (c), each of the Company and the Required Holders may employ their sole discretion in evaluating the nature of the proposed transferee and each of the Company and the Required Holders may impose such conditions on Transfer as they deem appropriate in their sole discretion, including, but not limited to, requirements that the transferee be an employee or director of the Company or a Subsidiary and that the transferee purchase such Management Investor’s Management Securities as a “Management Investor” subject to the restrictions of this Article IV. In the event any Transfer is authorized pursuant to clause (c) above to an employee or director of the Company or a majority-owned direct or indirect Subsidiary of the Company as a “Management Investor,” such employee or director shall execute and deliver a Joinder, pursuant to which such employee or director shall agree to be bound by the terms and conditions of this Agreement as a “Management Investor”, and upon such execution, such employee or director shall be entitled to the benefit of the provisions hereof. Any purported Transfer in violation of this Agreement shall be null and void and of no force and effect, and the purported transferees shall have no rights or privileges in or with respect to the Company. Notwithstanding the foregoing provisions, each Management Investor agrees that he or she will not effect a Transfer of any Management Securities prior to the lapse of such period of time following acquisition thereof as may be required to comply with applicable securities laws.
          For the purposes of this Agreement, the “Permitted Transferees” of any of the Management Investors shall be as set forth in Section 1.1(b)(i), (ii) or (iv) hereof; provided, however, that as a condition to a Transfer to any Permitted Transferee, such Permitted Transferee (other than a Permitted Transferee pursuant to Section 1.1(b)(iv)) shall execute and deliver a Joinder, which states that such Person agrees to be fully bound by this Agreement as a “Management Investor”. The Termination Date (as hereinafter defined) for a Permitted Transferee shall be the Termination Date with respect to the Management Investor who first acquired the Management Securities held by such Permitted Transferee pursuant to this Agreement.
     4.3. Purchase Option.
          (a) General Terms. In the event that the employment of any Management Investor with the Company or a Subsidiary shall be terminated (i) by the Company or a Subsidiary for Cause or (ii) by such Management Investor without Good Reason, such Management Investor (or his or her heirs, executors, administrators, transferees, successors or assigns) shall give prompt notice to the Company of such termination of service (except in the case of termination of employment by the Company or a Subsidiary, in which case no notice need be given), and the Company or one or more designee(s) selected by the Required Holders (a “Designated Purchaser”), shall have the right and option by written notice given at any time, within 180 days after the later of the effective date of such termination of employment (the “Termination Date”) or the date of the Company’s receipt of the aforesaid notice (the later of such dates, the “Option Termination Date”), to purchase from such Management Investor and his or her Permitted Transferees, or his or her heirs, executors, administrators, transferees, successors or assigns, as the case may be, all (but not less than all)of the Management Securities then owned by such Management Investor (and his or her Permitted Transferees), at a purchase price equal to the Option Purchase Price (as hereinafter defined). The right of the Company and the Company’s designee(s) set forth in this Section 4.3 to purchase a terminated Management Investor’s Management Securities is hereinafter referred to as the “Purchase Option”. In the event that Muhlschlegel’s Management Securities become subject at any time to a Purchase Option, the Management Securities owned by Mrs. Karen Muhlschlegel shall also become subject to the same Purchase Option.
               (i) Exercise of Purchase Option. The Purchase Option shall be exercised by written notice to the Management Investor (or his or her heirs, executors, administrators, transferees, successors or assigns, as the case may be) executed by the Company or the Designated Purchaser, as the case may be, given at any time not later than the Option Termination Date. Such notice shall set forth the number and type of Management Securities desired to be purchased and shall set forth a time and place of closing which shall be no earlier than 10 days and no later than the later of (A) 60 days after the date such notice is sent and (B) five days after the final determination of the Fair Market Value Price pursuant to Section 4.3(a)(ii)(D). At such closing (the “Option Purchase Closing”), the seller shall deliver, or cause to be delivered, the certificates evidencing the number of Management Securities to be purchased by the Company and/or its Designated Purchaser, accompanied by stock powers duly endorsed in blank or duly executed instruments of transfer, and any other documents that are necessary to transfer to the Company and/or its Designated Purchaser, as the case may be, good title to such of the Management Securities to be transferred, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature, other than those imposed under this Agreement, and concurrently with such delivery, the Company and/or its Designated Purchaser, as the case may be, shall deliver to the seller the full amount of the Option Purchase Price (or the portion thereof to be paid by such party) for such Management Securities in cash by certified or bank cashier’s check.

               (ii) Option Purchase Price. The “Option Purchase Price” for the Management Securities to be purchased from such Management Investor, and his or her Permitted Transferees, or his or her heirs, executors, administrators, transferees, successors and assigns, pursuant to the Purchase Option (the number of Management Securities to be so purchased being the “Purchase Number”) shall equal the Adjusted Cost Price multiplied by the Purchase Number.
          As used herein:
                    (A) “Adjusted Cost Price” means (i) for each share of Common Stock, the lower of (a) the Fair Market Value Price and (b) $927 and (ii) for an Option to purchase one share of Common Stock, the lower of (a) the Fair Market Value Price and (b) $911, in the case of either (i) or (ii) net of any withholding taxes.
                    (B) “Fair Market Value Price” means, for each share of Common Stock, (a)(i) if publicly traded on a national securities exchange, the average closing price for the preceding five trading days on such exchange where such shares are primarily traded or (ii) if traded “over the counter”, the average closing bid price for the preceding five trading days by the National Association of Securities Dealers Automated Quotation System, or (b) if not publicly traded on a national securities exchange or “over the counter”, the price that fairly reflects the going concern value of the Company as a whole based on such valuation methodologies as are customarily applied to companies in the same line, or in substantially similar lines, of business as the Company, assuming a willing buyer and a willing seller under no compulsion to act and both having reasonable knowledge of all relevant facts. In the case of any option to purchase Common Stock, the Fair Market Value Price for such security shall be based upon the Fair Market Value Price of the underlying Common Stock, after taking into account the exercise price applying to such security and any applicable tax obligations of the holder in connection with such exercise. If the Company or its Designated Purchaser is considering exercising the Purchase Option, then within 30 days after the Termination Date, the Company or the Designated Purchaser, as the case may be, shall prepare and deliver to the Management Investor its calculation of the Fair Market Value Price per share (the “Proffered Valuation”). If the Management Investor does not agree with the Company’s or its Designated Purchaser’s Proferred Valuation, then the Management Investor shall prepare his own Proffered Valuation, a copy of which shall be delivered to the Company or its Designated Purchaser within 20 days after delivery of the Company’s or its Designated Purchaser’s Proffered Valuation, as the case may be. If the Company or its Designated Purchaser and the Management Investor are unable to agree on the Fair Market Value Price per share within ten days after delivery of the Management Investor’s Proffered Valuation, the parties shall then select a mutually acceptable investment banking or other firm to choose either the Company’s or its Designated Purchaser’s Proffered Valuation, or the Management Investor’s Proffered Valuation. Such firm (x) shall not be an Affiliate of the Company, the Sponsor or the Management Investor; and (y) shall have demonstrable skills and expertise in the valuation of equity securities in relevant industries. If the parties are unable to agree on a mutually acceptable investment banking or other firm within ten days after delivery of the Management Investor’s Proffered Valuation, each party shall select its own investment banking or other firm and the two selected firms shall select a mutually acceptable investment banking or other firm (meeting the criteria set forth in the preceding sentence) for the purpose of determining the Fair Market Value Price per share. If either party fails to select its own investment banking or other firm, which is to select the determining firm, within five days after the expiration of such ten day period, the other party’s selected firm shall act as the determining firm. The parties shall instruct the selected firm to select, within 20 days thereafter, such of the two Proffered Valuations as more accurately reflects the Fair Market Value Price per share, and the Company or its Designated Purchaser and the Management Investor hereby agree to be bound by such decision. Except as provided below, the fees and expenses of the determining firm shall be borne by (i) the Company or its Designated Purchaser, if the Proffered Valuation of the Management Investor is deemed to reflect more accurately the Fair Market Value Price per share or (ii) the Management Investor, if the Proffered Valuation of the Company or its Designated Purchaser is deemed to reflect more accurately the Fair Market Value Price per share. In the event of such negotiation or a determination of the Fair Market Value Price by the selected firm, the Company or its Designated Purchaser shall have the right to revoke any notice of exercise of the Purchase Option previously given by such party; provided, however, that the fees and expenses of the selected firm as well as the reasonable fees and expenses (including such fees and expenses of one legal counsel) incurred by the Management Investor in connection with the Proffered Valuation process shall be borne solely by the Company or its Designated Purchaser in the event the Company or its Designated Purchaser revokes any such notice of exercise of the Purchase Option. Except as provided above, the Company or its Designated Purchaser and the Management Investor shall be responsible for their own fees and expenses, including the fees and expenses of their respective counsel and, if applicable, their own investment banking or other firm.
          (b) Payment Subject to Applicable Law and Compliance with Debt Instruments. It shall be a condition to the obligation of the Company to pay any portion of the Option Purchase Price (i) that the Company has funds legally available therefor and (ii) that such payment not violate, breach or conflict with, or cause any default under (or constitute any event that, with notice or the passage of time, or both, would constitute such a default), any Company Debt Instrument. In the event the Company does not have funds legally available to pay any portion of the Option Purchase Price or if payment of any portion of the Option Purchase Price would violate, breach or conflict with, or cause any default under (or constitute any event that, with notice or the passage of time, or both, would constitute such a default), any Company Debt Instrument (a “Deferral Event”), then notwithstanding the provisions of subparagraph (a) above or any other provision of this Agreement to the contrary, the Company may defer the Option Purchase Closing until the earlier of (x) such time as the Company shall have funds legally available therefor and such payment would not violate, breach or conflict with, or cause any default under (or constitute any event that, with notice or the passage of time, or both, would constitute such a default), any Company Debt Instrument or (y) the one year anniversary of the date originally scheduled for the Option Purchase Closing (the “Deferral Period”). If the Option Purchase Closing has been deferred in accordance with the foregoing and, at the end of the Deferral Period, a Deferral Event continues to be ongoing with respect to the Company or the Designated Purchaser, as the case may be, then the Company shall be deemed not to have exercised the particular Purchase Option, such Purchase Option shall terminate, and the Company shall not have any further rights or obligations with respect thereto.

     4.4. Involuntary Transfers. In the event that the Management Securities owned by any Management Investor shall be subject to sale or other Transfer (the date of such sale or transfer shall hereinafter be referred to as the “Transfer Date”) by reason of (i) bankruptcy or insolvency proceedings, whether voluntary or involuntary, or (ii) distraint, levy, execution or other involuntary Transfer, then such Management Investor shall give the Company written notice thereof promptly upon the occurrence of such event stating the terms of such proposed Transfer, the identity of the proposed transferee, the price or other consideration, if readily determinable, for which the Management Securities are proposed to be transferred, and the number of Management Securities to be transferred. After its receipt of such notice or, failing such receipt, after the Company otherwise obtains actual knowledge of such a proposed Transfer, the Company or one or more designee(s) selected by a majority of the non-employee members of the Company Board shall have the right and option to purchase any or all of such Management Securities which right shall be exercised by written notice given by the Company or its designee(s) to such proposed transferor within 60 days following the Company’s receipt of such notice or, failing such receipt, the Company’s obtaining actual knowledge of such proposed Transfer. Any purchase pursuant to this Section 4.4 shall be at the price and on the terms applicable to such proposed Transfer. If the nature of the event giving rise to such involuntary Transfer is such that no readily determinable consideration is to be paid for the Transfer of the Management Securities, the price to be paid by the buyer shall be the Option Purchase Price that would have been applicable hereunder had such Management Investor incurred a Termination Date as of the date of such proposed Transfer for the Management Securities. The closing of the purchase and sale of Management Securities shall be held at the place and the date to be established by the buyer, which in no event shall be less than 10 days or more than 60 days from the date on which the buyer gives notice of its election to purchase the Management Securities. At such closing, such Management Investor shall deliver the certificates evidencing the number of Management Securities to be purchased by the buyer, accompanied by stock powers duly endorsed in blank or duly executed instruments of transfer, and any other documents that are necessary to transfer to the buyer good title to such of the securities to be transferred, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature other than those imposed under this Agreement, and concurrently with such delivery, the buyer shall deliver to such Management Investor the full amount of the purchase price for such Management Securities in cash by certified or bank cashier’s check.
ARTICLE V
MISCELLANEOUS
     5.1. Amendment and Modification. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment, modification or waiver is set forth in a writing executed by the Company, the Required Holders and Management Investors holding a majority of the shares of Common Stock held by all Management Investors; provided, however, that any amendment of this Agreement which adversely affects any Investor in a manner materially different from other Investors (other than due to any difference in the number of shares owned by any such Investor) shall require the prior written consent of such Investor. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
     5.2. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns and executors, administrators and heirs of each party hereto. Except as contemplated hereby in connection with Transfers of Securities, this Agreement, and any rights or obligations existing hereunder, may not be assigned or otherwise transferred by any party without the prior written consent of the other parties hereto.
     5.3. Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect unless deletion of such provision causes this Agreement to become materially adverse to any party, in which event the parties shall use reasonable efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.
     5.4. Notices. All notices provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, fax or reputable courier guaranteeing overnight delivery to the other parties at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company, to:

New Century Transportation, Inc.
45 East Park Drive
Westampton, NJ 08060
Attention: Harry J. Muhlschlegel and Brian Fitzpatrick
Fax: (609) 265-1461

with a required copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention: Carmen J. Romano, Esq.
Fax: (215) 994-2222

If to Sponsor, to:

NCT Acquisition LLC
c/o Jefferies Capital Partners
520 Madison Avenue, 12th Floor
New York, NY 10022
Attention: Brian P. Friedman and Seth E. Wilson
Fax: (212) 284-1717

with a required copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention: Carmen J. Romano, Esq.
Fax: (215) 994-2222
          If to any of the Management Investors, to such Management Investor’s address as set forth on the signature page hereto or such other address as may be specified from time to time in writing to the Company by any Management Investor.
All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; four business days after being deposited in the mail, postage prepaid, if mailed; when confirmation of transmission is received, if faxed during normal business hours (or, if not faxed during normal business hours, the next business day after confirmation of transmission); and on the next business day, if timely delivered to a reputable courier guaranteeing overnight delivery.
     5.5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of law.
     5.6. Headings. The headings preceding the text of the sections and subsections of this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
     5.7. Counterparts. This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.
     5.8. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
     5.9. Termination. This Agreement shall terminate (i) on the written agreement of the Investors who are parties hereto, (ii) when all the Investors except any one Investor no longer hold any Securities, (iii) immediately after the consummation of an Approved Sale or (iv) upon a Public Offering.
     5.10. Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.
     5.11. Party No Longer Owning Securities. If a party hereto ceases to own any Securities, such party will no longer be deemed to be an Investor or Management Investor for purposes of this Agreement.
     5.12. No Effect on Employment. Nothing herein contained shall confer on any Management Investor the right to remain in the employ or service of the Company or any of its Subsidiaries or Affiliates.
     5.13. Pronouns. Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.
     5.14. Future Individual Investors. The parties hereto agree that any current or future employee of the Company or other person who purchases Securities from the Company subsequent to the date hereof may become a signatory to this Agreement by executing a Joinder setting forth that such person agrees to be bound by the terms and conditions of this Agreement and this Agreement will be deemed to be amended to include such person as a Management Investor (or Investor, as the case may be) and the number of Securities purchased by him or her.
     5.15. Jurisdiction and Venue. ALL JUDICIAL PROCEEDINGS BROUGHT BY OR AGAINST THE COMPANY OR THE INVESTORS WITH RESPECT TO THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY AND EACH INVESTOR ACCEPT FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS OR HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE COMPANY AND EACH INVESTOR HEREBY WAIVE ANY CLAIM THAT SUCH JURISDICTION IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.
     5.16. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.
     5.17. Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties and supersedes all prior agreements and understandings, written or oral, relating to the subject matter of this Agreement, it being understood the Investors are entering into other agreements and instruments in connection herewith, including the Stock Purchase Agreement and the Registration Rights Agreement.

     5.18. Access to Certain Information. Notwithstanding anything to the contrary set forth in this Agreement, no Investor other than any Investor who holds Common Stock on the date hereof shall be entitled at any time (and each such Investor hereby expressly waives the right, except as provided for by this Section 5.18) to be provided with all or any of the information contained on Schedule I hereto (except for the quantity of such Investor’s Options).
ARTICLE VI
DEFINITIONS
     6.1. Definitions. For purposes of this Agreement:
          (a) “Affiliate” means as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
          (b) “Approved Sale” shall mean a Sale of the Company on the terms approved by the Required Holders and a majority of the members of the Company Board.
          (c) “Company Debt Instrument” means any credit or loan agreement, indenture, note or similar instrument governing any indebtedness for borrowed money of the Company or its Subsidiaries.
          (d) “Person” means an individual, a partnership, a partner, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
          (e) “Public Offering” means a successfully completed firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (other than a Special Registration Statement) in respect of the offer and sale of shares of Common Stock for the account of the Company resulting in aggregate net proceeds to the Company and any stockholder selling shares of Common Stock in such offering of not less than $40,000,000.
          (f) “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and each of the Investors, as in effect from time to time.
          (g) “Required Holders” means, as of any date, the holders of a majority of the shares of Common Stock then held by the Sponsor and its Permitted Transferees.
          (h) “Sale of the Company” means the sale of the Company, including in one or more series of related transactions, to another party or group of parties (including a transaction to recapitalize or form a holding company of the Company) pursuant to which such party or parties acquire (i) equity securities of the Company constituting a majority of the Common Stock of the Company (whether by merger, consolidation, sale or transfer of the Company’s outstanding equity securities, or otherwise) or (ii) all or substantially all of the Company’s consolidated assets.
          (i) “Special Registration Statement” means (i) a registration statement on Form S-8 or S-4 or any similar or successor form or any other registration statement relating to an exchange offer or an offering of securities solely to the Company’s employees or security holders or to security holders of a corporation or other entity being acquired by, or merged with, the Company or (ii) a registration statement registering a Unit Offering.
          (j) “Special Stock Agreement” means that certain Special Stock Agreement, dated as of June 15, 2006, by and among the Company, the Sponsor and certain of the Management Investors who are signators thereto.
          (k) “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.
          (l) “Unit Offering” means a public offering of a combination of debt and equity securities of the Company in which (i) not more than 10% of the gross proceeds received from the sale of such securities is attributed to such equity securities, and (ii) after giving effect to such offering, the Company does not have a class of equity securities required to be registered under the Exchange Act.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Securities Holders Agreement the day and year first above written.

NEW CENTURY TRANSPORTATION, INC.
By:	/s/ Brian J. Fitzpatrick
	Name:	Brian J. Fitzpatrick
	Title:	Executive Vice President and Chief Financial Officer

NCT ACQUISITION LLC
By:	/s/ Seth Wilson
	Name:	Seth Wilson
	Title:	Authorized Representative

INVESTORS:
/s/ Harry Muhlschlegel

/s/ Karen B. Muhlshlegel

/s/ Brian J. Fitzpatrick

/s/ James Molinari

/s/ Gerald T. Shields Jr.

/s/ Edward Boffalo

/s/ David De Angelo

/s/ Vincent R. Devine

/s/ Robert Doughtery

/s/ Carla M. English

/s/ Mary Evans-Carey

/s/ Ralph Fallows

/s/ Joseph F. Firmani

/s/ Louis Giardelli

/s/ Nicholas E. Gibbone

/s/ Joseph F. Guarino

/s/ Charles F. Harley

/s/ John F. Hassett

/s/ Matthew Hehl

/s/ William Hunter

/s/ Linda M. Lacca

/s/ James W. Lewis

/s/ John Lieberkowski

/s/ Kevin Long

/s/ Richard V. Luhrs

/s/ Joseph Molter

/s/ Kevin O’Brien

/s/ Thomas O’Donnell

/s/ Eric Barry Riggin

/s/ David Russell

/s/ Craig S. Sangster

/s/ Christopher J. Stuhl

/s/ Richard Vangenberg

/s/ Gary S. Wagner

/s/ Thomas Younghans

/s/ John H. Zimmerman

/s/ Francis P. Zinn

Schedule I
INVESTORS AND SECURITIES

		OPTIONS TO PURCHASE NUMBER
	SHARES OF COMMON	OF SHARES OF COMMON STOCK AS
INVESTOR	STOCK	SET FORTH BELOW
NCT Acquisition LLC	40,453
Harry Muhlschlegel	3,974
Karen Muhlschlegel	3,974
Brian Fitzpatrick	2,839
Jim Molinari	2,839
Jerry Shields	1,136
Linda Lacca		227
Edward Boffalo		113
David De Angelo		227
Vince Devine		200
Robert Dougherty		227
Carla English		227
Mary Evans Carey		113
Ralph Fallows		113
Joseph Firmani		113
Louis Giardelli		200
Nicholas Gibbone		227
Joseph Guarino		227
Charles Harley		113
John Hassett		227
Matthew Hehl		227
William Hunter		227
James Lewis		113
John Lieberkowski		227
Kevin Long		227
Richard Luhrs		640
Joseph Molter		227
Kevin O’Brien		113
Thomas O’Donnell		113
Eric Barry Riggins		227
David Russell		681
Craig Sangster		227
Christopher Stuhl		113
Richard Vangenberg		227
Gary Wagner		200
Thomas Younghans		113
John Zimmerman		113
Francis Zinn		113

Total	55,215	6,682

FORM OF JOINDER AGREEMENT
TO THE SECURITIES HOLDERS AGREEMENT
          THIS JOINDER to the Securities Holders Agreement, dated as of                     , 2006, by and among New Century Transportation, Inc., a Delaware corporation (the “Company”), and the other parties thereto (the “Securities Holders Agreement”) is made and entered into as of                     ,       by and between the Company and the undersigned “Holder” set forth on the signature page hereto (this “Joinder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Securities Holders Agreement.
     WHEREAS, the Holder has acquired certain Securities and the Securities Holders Agreement requires the Holder to become a party to the Securities Holders Agreement and the Holder agrees to do so in accordance with the terms hereof.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:
          (a) Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Securities Holders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Securities Holders Agreement as though an original party thereto and shall be deemed an Investor [and Management Investor]1 for all purposes thereof. In addition, Holder hereby agrees that all Securities held by Holder shall be deemed Securities for all purposes of the Securities Holders Agreement.
          (b) Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Securities and the respective successors and assigns of each of them, so long as they hold any Securities.
          (c) Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
          (d) Notices. For purposes of Section 5.4 of the Securities Holders Agreement, all notices, demands or other communications to the Holder shall be directed to:
[Name]
[Address]
[Facsimile Number]

[1]	To be included where the Person transferring the Securities to the Holder is or was a Management Investor.

          (e) Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Joinder shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.
          (f) Jurisdiction and Venue. ALL JUDICIAL PROCEEDINGS BROUGHT BY OR AGAINST THE COMPANY OR THE HOLDER WITH RESPECT TO THIS JOINDER, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY AND THE HOLDER ACCEPT FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS OR HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS JOINDER. THE COMPANY AND THE HOLDER HEREBY WAIVE ANY CLAIM THAT SUCH JURISDICTION IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.
          (g) Waiver of Jury Trial. EACH PARTY TO THIS JOINDER HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS JOINDER OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.
          (h) Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.
* * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

NEW CENTURY TRANSPORTATION, INC.
By:
Name:
Title:

[HOLDER]
By: